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                                                                   EXHIBIT 10.98

                                            DEVELOPMENT, LICENCE AND
                                            COLLABORATION AGREEMENT

                                            BETWEEN

                                   (1)      ROSLIN INSTITUTE (EDINBURGH), a
                                            company incorporated in Scotland
                                            under the Companies Acts with
                                            registered number 157100 and having
                                            its registered office at Roslin
                                            BioCentre, Roslin, Midlothian EH25
                                            9PS ("Institute");

                                   (2)      VIRAGENICS, INC., a company
                                            incorporated under the laws of the
                                            State of Delaware and having its
                                            principal place of business at Suite
                                            100, 865 South West 78th Avenue,
                                            Plantation, Florida 33324, United
                                            States of America ("ViraGenics");

                                            and

                                   (3) VIRAGEN INC., a company incorporated under the laws of the State of Delaware and having its principal place of business at Suite 100,865 South West 78th Avenue, Plantation, Florida 33324, United States of America ("Viragen")

WHEREAS

(A) The Institute and Viragen entered into a development, licence and collaboration agreement dated 15th November 2000 to collaborate in a research and development project in the field of therapeutic and diagnostic protein production in avian species;
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(B)      By an agreement between the Institute, Viragen and ViraGenics dated
         18th March 2002 ("the Transfer Agreement"), ViraGenics took over the rights, obligations and liabilities of Viragen under the Old DLCA (subject to Viragen guaranteeing ViraGenics performance);

(C) ViraGenics wishes to fund further development of the research carried out under the Old DLCA, and the Institute has agreed to undertake such further development work in order to further its objectives in a manner consistent with its status as a research and educational institute and its recognition as a Scottish charity (number SC023592); and

(D) It has therefore been agreed that, as from the Effective Date, the Old DLCA and the Transfer Agreement will be terminated and a new development, licence and collaboration agreement be entered into on the terms and conditions set out herein.

NOW IT IS HEREBY Agreed as follows:-

1.                DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, including the Recitals, unless the context otherwise requires, the following defined terms shall have the meanings set out opposite them: -


         AGREEMENT                          means this development, licence and
                                            collaboration agreement together
                                            with the Schedule hereto as the same
                                            may be amended, altered, varied or
                                            otherwise modified in accordance
                                            with its terms;

         ASSOCIATED                         COMPANY means a subsidiary or
                                            holding company of ViraGenics, or
                                            any subsidiary of any such holding
                                            company from time to time (the terms
                                            "holding company" and "subsidiary"
                                            having the meanings set out in
                                            sections 736 and 736A of the
                                            Companies Act 1985);

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         EEA                                shall mean the European Economic
                                            Area as constituted from time to
                                            time;

         EFFECTIVE DATE                     means 1st December 2003
                                            notwithstanding the date or dates of
                                            signing of this Agreement;

         FIELD means therapeutic and diagnostic protein production in avian species;

         FINAL REPORT                       means the final written report
                                            summarising the Results generated
                                            during the Project Period provided
                                            by the Institute to ViraGenics;

         FIRST SALE DATE                    shall mean the date on which
                                            ViraGenics, an Associated Company,
                                            or any sub-licensees first puts a
                                            Product or Service on the market in
                                            the EEA;

         FOREGROUND INTELLECTUAL            means all and any Intellectual
         PROPERTY                           Property which is conceived, first
                                            reduced to practice or writing or
                                            developed (1) in the course of the
                                            Project (including for the avoidance
                                            of doubt the Results and all
                                            Intellectual Property in the
                                            Results) with the exclusion of the
                                            Previous Results; and (2) under the
                                            Spur Agreement;

         INSTITUTE'S BACKGROUND             means all and any Intellectual
         INTELLECTUAL PROPERTY              Property (other than Foreground
                                            Intellectual Property) in the Field
                                            belonging to or used by the
                                            Institute, other than the Previous
                                            Results, and which is necessary in

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                                            order for ViraGenics or any
                                            Associated Company or any licensee
                                            of the same to sell Products and/or
                                            Services;

         INSTITUTE'S PATENT                 means the Patent, short particulars
                                            of which are set out in Part 1 of
                                            the Schedule;

         INTELLECTUAL PROPERTY              means all Patents, Know-how or other
                                            know-how, processes, copyright,
                                            design rights, including the right
                                            to apply for any of the same, and
                                            any other intellectual property
                                            rights of a similar nature arising
                                            in any part of the Territory;

         KNOW-HOW means technical or other information which is not in the public domain including ideas, concepts, inventions, discoveries, data, formulae, specifications, drawings, manuals, information, chemical compounds and derivatives, analogues and precursors, methods and processes of synthesis, procedures for experiments and tests and results of experimenting and testing, results of research and development including laboratory records and data analyses derived or otherwise generated from the Project by a Party which is secret, substantial and identified;

         LABORATORY BOOKS                   means the laboratory books
                                            containing any and all Results
                                            generated during the Project Period
                                            which shall be maintained by the

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                                            Institute in accordance with
                                            standards of current Good Laboratory
                                            Practice applicable from time to
                                            time;

         NET INVOICE PRICE                  means the total price received by
                                            ViraGenics or any Associated Company
                                            on sales of Products and/or Services
                                            invoiced by ViraGenics or any
                                            Associated Company less all
                                            discounts, allowances, and returns
                                            actually granted transportation
                                            costs, packaging costs, insurance
                                            costs, and taxes or duties based on
                                            directly sale (to the extent to
                                            which any of the foregoing are
                                            allowed for or included in the
                                            invoice) PROVIDED THAT in a case
                                            where the Products and/or Services
                                            are:

                                            (a)   rented, leased, let out or
                                                  hired or otherwise disposed of
                                                  to a customer by ViraGenics or
                                                  any Associated Company; or

                                            (b)   used by ViraGenics or any
                                                  Associated Company for its own
                                                  commercial purposes; or

                                            (c)   incorporated in any larger
                                                  equipment or apparatus or
                                                  other service and supplied by
                                                  ViraGenics or any Associated
                                                  Company at a price which is
                                                  included in the price for the
                                                  larger equipment or apparatus

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                                                  or other service the Net
                                                  Invoice Price of each such
                                                  Product and/or Service shall
                                                  be deemed to be equivalent (i)
                                                  in the case of (a) and (b)
                                                  above, to the Net Invoice
                                                  Price which would have been
                                                  applicable under this
                                                  Agreement had such Product
                                                  and/or Service been
                                                  transferred to an independent
                                                  arm's length customer and (ii)
                                                  in the case of (c) above, to
                                                  the relevant proportion of the
                                                  Net Invoice Price relating to
                                                  such larger equipment or
                                                  apparatus or other service;

         OLD DLCA means the research and development agreement between the Institute and ViraGenics, dated 15 November 2000 which agreement shall terminate on the execution of this Agreement by the Parties;

         PATENT means any patent or patent application, author certificate, inventor certificate and all foreign counterparts of the same and including all divisions, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations and additions of or to any of the same, as well as any supplemental protection certificate or any like form of protection and including the right to apply for any of the same arising anywhere in the Territory;

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         PARTY                              means each of the Institute,
                                            ViraGenics and Viragen and the term
                                            "PARTIES" shall be construed
                                            accordingly;

         PMC means the project management committee consisting of representatives of the Institute and representatives of ViraGenics or an Associated Company established in accordance with clause 4.1;

         PMC CHAIRMAN                       the chairman of the PMC appointed in
                                            accordance with clause 4.3;

         PMC REPRESENTATIVES                has the meaning set out in clause
                                            4.2;

         PREVIOUS RESULTS                   means any and all Patents and/or
                                            Know-how and any and all findings,
                                            reports, results, data, formulae,
                                            processes and technical information
                                            generated or otherwise produced by
                                            the Institute during the term of the
                                            Old DLCA and which are owned by
                                            ViraGenics absolutely pursuant to
                                            clause 14.1;

         PRODUCTS AND/OR SERVICES           means any substance, chemical,
                                            elements, material, composition,
                                            invention, apparatus, method,
                                            service or product within the Field,
                                            the manufacture, use, sale or
                                            provision of which is obtained or
                                            derived directly from or utilising
                                            the ViraGenics' Background
                                            Intellectual Property and/or the
                                            Institute's Background Intellectual
                                            Property and/or ViraGenics' Existing

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                                            Intellectual Property and/or the
                                            Foreground Intellectual Property
                                            and/or the Institute's Patent;

         PROJECT means the research project to be carried out by the Institute in accordance with the Project Workplan during the Project Period;

         PROJECT COST                       means the sum of seven hundred and
                                            nineteen thousand, three hundred and
                                            thirty eight pounds sterling
                                            ((pound)719,338) as set out in Part
                                            3 of the Schedule or such greater
                                            amount as may be agreed in
                                            accordance with clause 4.4 or as the
                                            Parties may otherwise agree in
                                            writing;

         PROJECT DIRECTOR                   means Dr. Helen Sang or such other
                                            person as the Parties may agree in
                                            writing;

         PROJECT PERIOD                     means the period of two (2) years
                                            commencing on the Effective Date
                                            (provided the Project is not
                                            terminated earlier in accordance
                                            with either of clauses 5.2 or 7.3)
                                            or such longer period as may be
                                            agreed between the Parties in
                                            accordance with clause 4.4;

         PROJECT REPORTS                    means the quarterly reports provided
                                            to ViraGenics by the Institute
                                            summarising the Results generated
                                            during the preceding three month

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                                            period and in a format and to the
                                            degree of detail to be agreed by the
                                            PMC;

         PROJECT WORKPLAN                   means the workplan for the Project
                                            which forms Part 4 of the Schedule,
                                            as the same may be amended from time
                                            to time in accordance with clause
                                            4.4;

         RESEARCHERS                        means those employees of the
                                            Biotechnology and Biological
                                            Sciences Research Council ("BBSRC")
                                            based at the Institute, including
                                            the Project Director, who have been
                                            allocated to work on the Project;

         RESULTS mean the data and results arising from the research and development work generated by the Institute whilst undertaking the Project which data and results shall be kept in Laboratory Books and which shall include all findings, reports, data, formulae, processes and technical information but which shall not include the Previous Results;

         SCHEDULE means the Schedule in 5 parts which is annexed to and forms part of this Agreement;

         SPUR AGREEMENT                     means the agreement between Viragen
                                            and the Institute dated 14th
                                            November 2002 relating to the
                                            Institute's obligations to Viragen
                                            under the Spur Programme;

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         SPUR PROGRAMME                     means the Scottish Executive
                                            initiative under which ViraGenics
                                            has been provided with grant funding
                                            to undertake a research and
                                            technical development project;

         SUPPLY means to sell, provide, lend, let out on hire, lease or any other disposal or provision and Supplied shall be construed accordingly;

         TERRITORY                          means the world;

         VIRAGENICS' BACKGROUND
         INTELLECTUAL PROPERTY              means:

                                            (i)    ViraGenics' Existing
                                                   Intellectual Property;

                                            (ii)   all Intellectual Property
                                                   licensed to ViraGenics or
                                                   Viragen; and

                                            (iii)  any other Intellectual
                                                   Property (other than
                                                   Foreground Intellectual
                                                   Property) belonging to or
                                                   used by ViraGenics or
                                                   Viragen.;

                                            and which it is free to licence to
                                            the Institute;

         VIRAGENICS' EXISTING               means all Intellectual Property
         INTELLECTUAL PROPERTY              generated under the Old DLCA and
                                            owned by or licensed to ViraGenics,
                                            as is in existence at the Effective
                                            Date, including but without
                                            limitation to the generality of the
                                            foregoing, ViraGenics' Patents and
                                            the Previous Results; and

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         VIRAGENICS' PATENTS                means those Patents in the name of
                                            ViraGenics or an Associated Company
                                            short particulars of which are set
                                            out in Part 5 of the Schedule.

1.2               In this Agreement: -

1.2.1 references to clauses, sub-clauses, Parts and the Schedule are to clauses, and sub-clauses, Parts and the Schedule to this Agreement;

1.2.2 headings to Parts, clauses and in the Schedule are for convenience only and do not affect the interpretation of this Agreement;

1.2.3 words importing the singular shall include the plural and vice versa; and

1.2.4 references to any statute or statutory provision includes a reference to that statute or statutory provision as amended extended or re-enacted from time to time.

1.3 The Schedule and the Recitals to this Agreement form part of this Agreement and have the same full force and effect as if expressly set out in their entirety in the operative part of this Agreement.

2.                COMMENCEMENT AND DURATION

2.1 This Agreement shall commence on the Effective Date and shall, subject to earlier termination under clauses 24 (Termination) and 26 (Force Majeure) continue in force during the Project Period and thereafter, on a country by country basis in the Territory, as appropriate, until the later of:-

2.1.1 the last to expire in the relevant country in the Territory of the Institute's Patent, or ViraGenics' Patents or the patents derived from the Foreground Intellectual Property; or

2.1.2 Know-how, derived from the Foreground Intellectual Property fifteen (15) years from the Effective Date or (in relation to countries within the EEA) ten years from the First Sale Date, whichever is the earlier.

2.2 For the avoidance of doubt, ViraGenics' obligation to pay royalties to the Institute at the levels set out in clause
                  19.1 shall survive termination or expiry of this Agreement as set out in clause 2.1.

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3.                TERMINATION OF OLD DLCA AND TRANSFER AGREEMENT

3.1 The Institute and ViraGenics hereby agree that the Old DLCA will terminate with effect from the date of execution of this Agreement. The Institute and ViraGenics each hereby waive, renounce and discharge any and all claims either the Institute or ViraGenics may have against the other arising out of or in connection with the Old DLCA and neither the Institute nor ViraGenics shall have any further obligation to the other under the Old DLCA.

3.2 The Institute, ViraGenics and Viragen hereby agree that the Transfer Agreement will terminate with effect from the date of execution of this Agreement and each of the Institute and ViraGenics hereby waives, renounces and discharges any and all claims any Party may have against any other Party arising our of or in connection with the Transfer Agreement and none of the Parties shall have any further obligation to any other Party under the Transfer Agreement.

4.                PROJECT MANAGEMENT COMMITTEE

4.1 The Parties shall, immediately following the Effective Date, establish the PMC, to oversee and manage the Project. In particular, the PMC shall:

4.1.1             set the objectives and timetable of the Project Workplan;

4.1.2 monitor progress against any agreed milestones and the timetable of the Project Workplan;

4.1.3 advise and assist in the resolution of any scientific or technical difficulties which are experienced by the Researchers;

4.1.4 review the results of the Project with a view to identifying patentable inventions;

4.1.5             consider opportunities for patent filings and publications;

4.1.6 consider issues relating to maintenance and prosecution of patents; and

4.1.7 subject to clause 4.4, propose amendments to the Project and the Project Workplan as may be necessary or desirable to give effect to this Agreement.

4.2 The PMC shall comprise such number of members as are agreed between the Institute and ViraGenics, but shall always comprise an equal representation from the Institute and ViraGenics (or an Associated Company). For so long as he or she remains an employee of BBSRC working at the Institute, the Project Director shall be one of the Institute's appointees. The Institute and ViraGenics will each notify the PMC Chairman in writing of their nominated representatives ("PMC Representatives"). The Institute and ViraGenics may replace its respective PMC Representatives by written notice to the

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                  PMC Chairman. (Provided that, notwithstanding the
                  aforementioned provision, a PMC Representative may attend a meeting of the PMC by way of a nominee).

4.3 At the first meeting of the PMC, the PMC Chairman shall be appointed by the PMC Representatives. The role of Chairperson shall rotate between ViraGenics or an Associated Company and the Institute on a 6 monthly basis.

4.4 At the outset of the Project and during the Project Period, the PMC will meet at times and places mutually agreed and in any event at least once in every three (3) months (with the first such meeting to take place within three (3) months of the Effective Date) to discuss the progress of the Project and Results generated to date, as well as the ongoing plans, or changes therein, of the Project Workplan (including, but without limitation, extension of the Project Period and increases/decreases to the Project Costs). ViraGenics shall pay any travelling, accommodation or other costs reasonably incurred by the Institute under this clause 4.4 for such meetings during the Project Period upon production of relevant invoices.

4.5 The PMC Representatives shall be given reasonable notice of meetings by the PMC Chairman (which shall be a minimum of thirty (30) days notice of the date, place and time of the meeting) unless such notice requirement is unanimously waived by the PMC Representatives. The quorum for meetings of the PMC shall be as agreed between the Institute and ViraGenics but as a minimum must comprise of at least one PMC Representative (or nominee) of the Institute and at least one PMC Representative (or nominee) of ViraGenics or an Associated Company.

4.6 Each PMC Representative attending a PMC meeting shall have one vote and all decisions of the PMC regarding the Project shall be by unanimous decision, failing which the provisions of clause 5 shall apply.

4.7 Except as otherwise provided in this clause 4, the procedures of the PMC, the way in which it is conducted and subject to clause 4.4 the frequency of its meetings shall be determined by the PMC.

4.8 All communications between the Parties relating to the conduct of the Project pursuant to this Agreement shall be made through the PMC save that the Project Director may continue to communicate direct with the Chairman and CEO of ViraGenics in accordance with existing practice.

5.                PMC DISPUTE RESOLUTION PROCEDURE

5.1 In the event that the PMC is unable to reach unanimous decision on any matter in connection with the management of the Project, including but without limitation those matters detailed in clause 4.1, then the matter shall be referred by the PMC Chairman in writing within three (3) days of the date of the PMC meeting at which the dispute arose to the Institute Director and the CEO and Chairman of ViraGenics for resolution.

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5.2               The Institute Director and the CEO and Chairman of ViraGenics
                  shall co-operate in good faith and use all reasonable endeavours to resolve the matter on an amicable basis within sixty (60) days (or such longer period as may be mutually agreed) of receipt of notice by the PMC Chairman. If the Institute Director and the CEO and Chairman of ViraGenics fail to resolve the dispute in the allotted time, then the dispute resolution procedure shall be deemed exhausted and the Project shall automatically terminate on expiry of the aforementioned allotted time.

5.3               In the event of termination of the Project pursuant to clauses
                  5.2 and 7.3 the Institute's right to a share of royalties and other income under clause 19 shall continue and accordingly the provisions of clause 19 shall remain in full force and effect. The Foreground Intellectual Property shall be dealt with in accordance with clause 25.8.

6.                LICENCES FOR CARRYING OUT THE PROJECT

6.1 Nothing in this Agreement transfers ownership of ViraGenics' Background Intellectual Property to the Institute and any disclosures of ViraGenics' Background Intellectual Property to the Institute shall be subject to clause 10 (Confidentiality) and this clause 6.

6.2 ViraGenics shall no later than the Effective Date provide or disclose to the Institute ViraGenics' Background Intellectual Property, necessary for the performance of the Project, as is in or can be rendered into material form and, during the continuance of this Agreement, ViraGenics shall promptly disclose to the Institute any further ViraGenics' Background Intellectual Property necessary for the performance of the Project.

6.3 ViraGenics hereby grants to the Institute a royalty free, non-exclusive right and licence to use ViraGenics' Background Intellectual Property to such extent as is necessary to enable the Institute to undertake the Project but only insofar as ViraGenics is free to grant any such licence.

7.                PROJECT WORK

7.1 The Institute shall start work on the Project on the Effective Date and shall perform the Project in accordance with the terms of this Agreement and the Project Workplan and shall allocate such Researchers, resources and equipment as are in the Institute's view necessary for the proper running of the Project. The PMC may at any time amend the Project Workplan in accordance with clause 4.4.

7.2 The Institute shall carry out the work on the Project with reasonable skill and care, to the best of its ability and in accordance with appropriate quality standards and current best scientific practice. The Institute shall use all reasonable endeavours to ensure the accuracy of the work performed, and the Results generated, by it in connection with the Project.

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7.3               The Project shall be carried out under the personal direction of the Project Director, who shall have responsibility for the day-to-day running, control and management of the Project in accordance with the Project Workplan which is subject to review and approval by the PMC from time to time. The Project Director's duties shall include, but shall not be limited to, the allocation of work to be undertaken under the Project Workplan (having regard for the relevant skill and experience of the Researchers) and the promotion of the performance of the Project Workplan. In the event that the Project Director becomes unable to continue the Project, and a mutually acceptable substitute is not identified within a period of two hundred and forty (240) days, either the Institute or ViraGenics shall have the option to terminate the Project by serving a further sixty (60) days written notice to that effect on the other Party.

7.4 The Institute and ViraGenics will co-operate with each other to complete the Project and to cause it to run as smoothly as possible.

7.5 ViraGenics shall, at its own expense, give such help and assistance to the Institute during the Project Period as is reasonably required and requested by the Institute.

7.6 In the performance of the Project the Institute shall be deemed to be and shall be an independent contractor. None of the Parties is authorised to act as agent for any other Party for any purpose and shall not on behalf of any other Party enter into any contract, warranty or representation as to any matter. Save as provided for by the terms of this Agreement, none of the Parties shall be bound by the acts or conduct of any other Party.

7.7 Subject to clause 7.1, whilst the Institute will use all reasonable endeavours to ensure the accuracy of the Results, the Institute makes no warranty, express or implied, as to the accuracy of the Results or as to the success of the Project. The Institute shall not be held responsible for any consequence arising out of any inaccuracies or omissions, in the Results or otherwise, unless such inaccuracies or omissions are the direct result of any negligent act, deliberate omission or wilful default on the part of the Institute and the Institute shall not have any liability for any indirect or consequential loss or damage (including but without limitation loss of profits or anticipated profits) incurred by ViraGenics and/or Viragen and/or any third party.

7.8 Within three (3) months of the Effective Date, the Institute shall produce a final written report which shall contain all of the Previous Results. ViraGenics shall have a period of three (3) months following delivery of said final report to satisfy itself with the accuracy and content of the same and shall be entitled to request reasonable modifications to the final written report.

7.9 The Institute undertakes to keep safe and maintain on behalf of ViraGenics all Previous Results and to allow such employees or representative of ViraGenics or an Associated Company reasonable access to said Previous Results on reasonable notice and further the Institute undertakes not to disclose or dispose of the Previous Results without first obtaining ViraGenics' express written consent to do so.

7.10              During the Project Period the Institute:

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7.10.1            undertakes to keep the Results in separate Laboratory Books;

7.10.2 shall permit duly authorised employees or representatives of ViraGenics or and Associated Company to confer from time to time with the Project Director and to visit the Institute's premises solely for the purpose of facilitating disclosure of the Results to ViraGenics or an Associated Company, provided that ViraGenics and their duly authorised employees or representatives shall, while on the Institute's premises, be bound by all the Institute's regulations and requirements which are from time to time applicable to the Institute's premises.

8.                PROJECT REPORTING

8.1 Written Project reports summarizing all of the Results generated during the previous three (3) month period shall be provided by the Institute to ViraGenics every three (3) months, and a Final Report shall be submitted by the Institute within six (6) months of the completion of the Project or, if earlier, termination of the Project.

8.2 Subject to the terms of clause 7.1, in the event that the PMC should consider that an aspect of the research work performed under the Project does not meet the level of accuracy anticipated by the Parties or unnecessary errors have been produced, such work shall be repeated by the Institute at no extra cost to ViraGenics, together with any corresponding and necessary alteration to the Project Period.

8.3 The Final Report shall contain all of the Results generated during the Project Period in a format to be agreed by the PMC. ViraGenics shall have a period of three (3) months following receipt of the Final Report to satisfy itself with the accuracy and content of the Final Report and shall be entitled to request reasonable modifications to the Final Report.

8.4 The Parties agree that the obligations of the Institute in relation to the Project shall cease upon the expiry of the three (3) month referred to in clause 8.3. The Parties further agree that no liability whatsoever shall rest upon the Institute for the effects of any Products and/or Services or any other product or process that may be produced or adopted by ViraGenics or any other party, unless such liability arises as a direct consequence of any negligent act, deliberate omission or wilful default on the part of the Institute in relation to the generation of the Results notwithstanding that the formulation of such Products and/or Services or any other such products or process may be based upon the Results and the Institute shall not have any liability for any indirect or consequential loss or damage (including but without limitation loss of profits or anticipated profits) incurred by ViraGenics and/or Viragen and/or any third party .

9.                PROJECT COST

9.1 To enable the Institute to undertake the Project and to provide the necessary facilities in connection therewith, ViraGenics shall pay to the Institute the Project Cost in the manner set out in clause 9.2 to an account notified in writing by the Institute to ViraGenics.

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

9.2 Pursuant to clause 9.1 and notwithstanding the terms of Part 3 of the Schedule which is illustrative only, the Project Cost shall be payable as follows: on signature of this Agreement, ViraGenics shall pay to the Institute, the sum of five hundred thousand pounds sterling ((pound)500,000) and thereafter the balance of the Project Cost shall be payable by ViraGenics to the Institute in advance in equal monthly instalments with the first instalment being due six calendar months from the last date of signature of this Agreement. In the event of any alteration to the Project Costs, the amounts of the monthly instalments shall be varied accordingly.

9.3 Within forty two (42) days of the end of each six (6) month period during the Project Period, the Institute shall reconcile the payments made by ViraGenics under clause 9.2 with the actual sums spent by the Institute in performance of the Project during that preceding six month period and provide ViraGenics with a copy of the reconciliation statement.

9.4 For the avoidance of doubt, ViraGenics' obligation to pay the Project Cost is in addition to the payments due to the Institute by ViraGenics under the Spur Agreement.

10.               CONFIDENTIALITY AND PUBLICATION IN RELATION TO THE PROJECT

10.1 The Institute agrees that it shall, at all times during and after the term of this Agreement maintain confidentiality in relation to Project except to extent that the Institute shall be entitled to enter into any licence or sub-licence pursuant to clause 11.2, subject always to the provisions of this clause 10.

10.2 The Parties undertake and agree that they shall not (and they shall procure that their respective employees, consultants, representatives, sub-contractors and agents do not) disclose or permit to be disclosed to any third party, nor make use of or permit to be made use of, any trade secrets Know-how or confidential information relating to the disclosing Party's technical and proprietary information, business secrets or business affairs or finances or any other information designated as confidential by the disclosing Party whether belonging to the disclosing Party or a third party ("the Confidential Information") and the recipient Party shall at all times during the continuance of this Agreement and thereafter maintain confidentiality in relation to the Confidential Information which is disclosed to the recipient Party under this Agreement or any other agreement referred to herein. The recipient Party shall ensure that its respective employees, consultants, sub-contractors, agents, representatives and other third parties with whom it may have dealings relating to the Confidential Information are made fully aware of the obligations of confidentiality under this Agreement and each are bound by conditions of secrecy no less strict than those set out in this Agreement, which conditions the disclosing Party hereby agrees to enforce. The recipient Party shall be responsible to the disclosing Party for disclosure of any Confidential Information by any such third party referred to in this clause 10.2.

10.3 The obligations of confidentiality contained in clauses 10.1 and 10.2 shall not extend to the Institute's Background Intellectual Property or to publication or presentations permitted in accordance with the provisions of clause 10.4, nor to any information which:-

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

10.3.1 is, was or has become generally available to the public otherwise than by reason of breach by the recipient Party of the provisions of this Agreement; or

10.3.2 is or was known to the recipient Party and is or was at its free disposal prior to its receipt from the disclosing Party provided that such prior knowledge can be demonstrated by written evidence; or

10.3.3 is subsequently disclosed to the recipient Party without obligations of confidence by a third party owing no such obligations in respect thereof to the disclosing Party; or

10.3.4 is required to be disclosed to any governmental or other authority or other regulatory body including, without limitation, the Ministry of Agriculture Fisheries and Food, the Biotechnology and Biological Sciences Research Council or by the rules of any stock exchange, including US securities regulations, and as may be required under the National Audit Act 1983 or otherwise legally required to be disclosed, provided always that the recipient Party shall use its best endeavours to limit any such disclosure to a minimum, provided that in using such information the recipient Party shall not take any action which would prevent protection of any Intellectual Property, any ViraGenics' Existing Intellectual Property or any Foreground Intellectual Property contained in such information.

10.4 ViraGenics acknowledges that it is Institute policy that the results of the Project be published, and any proposals for publications (including public presentations) containing any details of work or results generated from the Project shall be considered for such publication or presentation by the PMC, who agrees that the Project Director and/or any Researchers engaged in the Project may present at seminars, symposia, national or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise, methods and results of the Project, provided however that the PMC shall have been furnished with copies of any proposed publication and presentation at least two (2) months in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. The PMC shall have one month after receipt of said copies, to object to such proposed presentation or proposed publication if in the PMC's reasonable opinion a delay of publication is necessary in order to protect its commercial interests, or the commercial use to ViraGenics of information derived from the Project or because there is patentable or commercially sensitive subject matter which needs protection. In the event that the PMC makes such objection the Project Director or the Researchers shall refrain from making such publication or presentation unless or until ViraGenics has obtained satisfactory protection of such work or results. In the event that the PMC in making such objection can reasonably demonstrate that certain information contained in such proposed presentation or publication if disclosed would have a detrimental effect on ViraGenics' commercial interest, such information shall be removed from the proposed presentation or publication such that said information may not be discerned therefrom and be delayed from further publication for a period of two (2) years from the end of the Project. Every publication published in accordance with the terms of this clause 10.4 shall acknowledge the contribution of ViraGenics to the Project, the text of such acknowledgments shall be agreed by the PMC prior to publication.

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

11.               FOREGROUND INTELLECTUAL PROPERTY

11.1 Except as expressly provided elsewhere in this Agreement, as between the Institute and ViraGenics the Foreground Intellectual Property shall belong to ViraGenics.

11.2 Subject to provisions of confidentiality contained in clause 10 of this Agreement, ViraGenics hereby grants the Institute a world wide royalty free licence (with the right to sub-licence, but with no right to grant sub-sub-licences) of ViraGenics' Existing Intellectual Property and the Foreground Intellectual Property for the restricted purposes of academic research and teaching and for collaboration with other non-commercial academic parties and non-commercial charitable, research and other not for profit organisations, provided always that ViraGenics shall be notified of the collaboration and/or any such sub-licence. In addition the Institute undertakes that it shall obtain from any such third party undertakings of confidentiality on terms no less onerous than those contained in this Agreement, and that the Institute shall obtain such undertakings prior to entering into any discussions or negotiations with such third party.

12.               PROTECTION AND EXPLOITATION OF FOREGROUND INTELLECTUAL
                  PROPERTY

12.1 Pursuant to the terms of clause 11.1, the Institute shall promptly notify ViraGenics of any and all Foreground Intellectual Property conceived and/or made or otherwise generated during the Project Period under the Project.

12.2 ViraGenics shall in its sole discretion, at its own cost and with the assistance in all material respects of the Institute use all reasonable endeavours to promptly prepare, file and prosecute any patent application, or application for other intellectual property protection, in respect of the ViraGenics' Existing Intellectual Property and/or Foreground Intellectual Property in those countries where Viragen believes there is a reasonable prospect of a commercial return. While ViraGenics shall be responsible for making decisions regarding the scope and content of application(s) to be filed and the prosecution thereof, the Institute shall be given an opportunity to review and provide input thereto. ViraGenics shall keep the Institute advised as to all developments with respect to such applications(s) and shall promptly supply to the Institute copies of all papers received and filed in connection with the prosecution thereof in sufficient time for the Institute to comment thereon. Thereafter, ViraGenics shall, at its own cost, use all reasonable endeavours to prosecute and maintain such applications(s) and the resultant patents for as long as ViraGenics, in its sole discretion, believes that the maintenance of such patents is commercially advantageous.

13.               GRANT OF LICENCE OF THE INSTITUTE'S PATENT

13.1 The Institute hereby grants to ViraGenics, subject as provided below, the exclusive right and licence, with a right to grant such further licences as ViraGenics should deem necessary, of the Institute's Patent to research, develop, manufacture, have manufactured, make, market, distribute, sell, have sold and/or otherwise Supply the Products and/or Services and to commercialise, exploit, market, import and export and sell the Products and/or Services in the Field anywhere in the Territory.

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

13.2 The Institute hereby grants a royalty-free, non-exclusive licence to ViraGenics (with a right to grant such further licences as ViraGenics should deem necessary) in the Field throughout the Territory to any and all Institute Background Intellectual Property that the Institute is free to licence for this specific purpose, which ViraGenics deems necessary for commercialisation of Products and/or Services.

13.3 The licence and rights granted to ViraGenics in clauses 13.1 and 13.2 shall not in any manner prevent the Institute licensing or using the Institute's Background Intellectual Property and/or the Institute's Patent (i) for its own academic research and teaching purposes, (ii) for non-commercial collaborations with non-commercial third parties or (iii) from licensing or using as aforesaid the Institute's Background Intellectual Property and/or the Institute's Patent outside the Field. ViraGenics undertakes not to use the rights granted to it under clauses 13.1 and
                  13.2 outside the Field.

13.4 The Institute shall simultaneously upon the execution of this Agreement grant and enter with ViraGenics into a licence agreement in respect of the Institute's Patent in the form or substantially the form set out in Part 2 of the Schedule which licence shall be registered by ViraGenics with such Patent Offices in the Territory as it considers appropriate or, as the Institute shall require, all at the expense of ViraGenics.

13.5 Nothing in this Agreement shall constitute any representation that the Institute's Patent (if patent applications) shall proceed to grant or if granted shall be valid or that the Products and/or Services do not fall within the scope of any Intellectual Property other than the Institute's Background Intellectual Property, the Institute's Patent, the ViraGenics Existing Intellectual Property or the Foreground Intellectual Property.

14.               ASSIGNATION OF PREVIOUS RESULTS

14.1 In consideration for the payments made by ViraGenics to the Institute pursuant to the provisions of the Old DLCA, receipt of which the Institute hereby acknowledges, the Institute hereby assigns all previous and future right, title and interest in and to the Previous Results to ViraGenics absolutely.

15.               LICENSING AND SUB-LICENSING

15.1 ViraGenics shall have the right to grant the licences pursuant to clause 13.1 PROVIDED THAT ViraGenics shall:

15.1.1 ensure that there are included in the terms of any such licences the applicable like obligations and undertakings on the part of the licensees as are contained in this Agreement (except the financial terms set forth in this Agreement) and shall further ensure that all licensees duly observe and perform the same; and

15.1.2 at all times indemnify and keep indemnified the Institute against all or any costs, claims, damages or expenses incurred by the Institute or for which the Institute may become liable as a direct result of the default or negligence of its licensees.

15.2 The Institute shall have the right to grant sub-licences pursuant to clause 11.2 PROVIDED THAT the Institute shall ensure that there are included in the terms of any sub-licence the applicable like obligations and undertakings on the part of the sub-licensee as are contained in this Agreement (except this clause and the financial terms set forth in this Agreement) and shall further ensure that all sub-licensees duly observe and perform the same.

16.               VIRAGENICS' OBLIGATIONS UNDER THE LICENCES

16.1 ViraGenics shall use its reasonable endeavours to promote and expand the Supply of the Products and/or Services throughout the Territory.

16.2 ViraGenics shall comply in all material respects with the legal requirements applicable from time to time in relation to the manufacture and Supply of the Products and/or Services.

16.3 ViraGenics shall in the normal course of reporting progress to the Institute, advise the Institute of any material regulatory matters related to the Project and/or the Products and/or Services.

16.4 Save in the event of any negligent act, omission or wilful default on behalf of the Institute, ViraGenics shall at all times indemnify and keep indemnified the Institute against all or any costs or claims damages or expenses incurred directly by the Institute or for which the Institute may directly become liable with respect to any product liability claim with respect to all Products and/or Services Supplied or put into use by ViraGenics or any Associated Company or any of its licensees pursuant to this Agreement. ViraGenics shall not have any liability for any indirect or consequential loss or damage (including but without limitation loss of profits or anticipated profits) incurred by the Institute. In any event, but save in the event of any claim arising from death or personal injury due directly to the negligent act, omission or wilful misconduct of ViraGenics, the total cumulative liability of ViraGenics arising under this Agreement for any such product liability claim shall not exceed five million United States dollars (US$5,000,000).

16.5 ViraGenics shall, prior to any Products being produced, or any Products and/or Services being Supplied or put into use by ViraGenics obtain and maintain product liability insurance of five million United States dollars (US$5,000,000) to meet its obligations to the Institute pursuant to clause 16.4 and shall supply the Institute with a copy of such insurance policy on request.

17.               PATENT INFRINGEMENT AND MISUSE OF CONFIDENTIAL INFORMATION

17.1 Upon the occurrence of any infringement or suspected or threatened infringement of the Institute's Patent, the Institute and ViraGenics shall immediately consult to decide what steps shall be taken to prevent or terminate such infringement in relation to the Field.

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

17.2 The Institute or ViraGenics shall take all steps as may be agreed by them in pursuance of clause 17.1 including the institution of legal proceedings where necessary in the name of one of the parties in order to protect ViraGenics' rights in the Institute's Patent in the Field.

17.3 If the Institute fails within a reasonable period in the circumstances to take such steps as may be considered necessary or appropriate by ViraGenics (unless agreement shall have been reached in pursuance of clause 17.1) ViraGenics shall have the right and is hereby authorised by the Institute to take those steps independently, provided always that the Institute shall use its reasonable endeavours to ensure that any other licensees of the Institute's Patent are conjoined in any such proceedings, under conditions of confidentiality no less onerous than those contained in this Agreement. In so doing ViraGenics shall not be taken to be acting as the agent or in any way on behalf of the Institute but may file any proceedings in the name of the Institute, as necessary or in its own name, and the Institute shall give all reasonable assistance at ViraGenics' expense to facilitate any proceedings by ViraGenics. ViraGenics shall bear all costs and ViraGenics shall retain control of any such legal actions initiated. ViraGenics shall be entitled to retain for its own absolute benefit any damages, costs or other expenses awarded or recovered in any such proceedings.




18.               MAINTENANCE OF THE INSTITUTE'S PATENT

18.1 Provided always that the Institute shall notify ViraGenics of all material issues regarding the maintenance, renewal or otherwise of the Institute's Patent, the Institute shall be under no obligation to prosecute or maintain in force the Institute's Patent whether by the payment of any official fee (including without limitation any renewal fee) or by defending any action or proceeding in which a claim or counterclaim is made for the revocation of the Institute's Patent.

18.2 If the Institute in its absolute discretion decides not to prosecute, maintain or defend any of the Institute's Patent, ViraGenics shall be entitled to initiate or defend proceedings in the name of the Institute, as necessary, or in its own name, and the Institute shall give all reasonable assistance at ViraGenics' expense to facilitate any proceedings by ViraGenics. ViraGenics shall retain control of any such legal actions. ViraGenics shall, alternatively, be entitled to require the Institute to do so subject to ViraGenics and any other sub-licensee of the Institute's Patent jointly indemnifying the Institute and keeping it indemnified to its satisfaction against all costs and expenses thereby incurred by the Institute, whether such liability of the Institute should arise during the term of this Agreement or pursuant to clause 14.2 of the Old DLCA.

18.3 The Institute will provide ViraGenics, upon request, evidence of renewal of the Institute's Patent or other specific documentation regarding the Institute's Patent as ViraGenics may reasonably require from time to time.

18.4 The Institute hereby acknowledges and agrees that ViraGenics shall have no further liability for any fees relating to the filing, prosecution, renewal and maintenance of PCT/GB98/02517

                  ("Mariner", or any Patents claiming priority from the same) nor for any actions or any other costs or expenses relating to the same, howsoever incurred.

19.               ROYALTIES

19.1 In consideration of the rights granted under this Agreement, ViraGenics shall during the term of this Agreement and thereafter:

19.1.1 pay to the Institute a royalty with respect to each Product and/or Services Supplied of three and one half percent (3.5%) of the Net Invoice Price of each Product and/or Service Supplied;

19.1.2 pay to the Institute a royalty of seventeen and one half percent (17.5%) of the gross amounts received by ViraGenics or any Associated Company at any time from any third party in consideration of the grant of any licence (including for the avoidance of doubt any sub-licences and any sub-sub-licences) under all or any part of ViraGenics' rights under this Agreement (including, without limitation, all royalties, any up front licence fee and any other consideration (including equity or other stock) received by ViraGenics or any Associated Company from any third party which can reasonably be regarded as being payable in relation to the grant of a licence); and

19.1.3 pay to the Institute seventeen and one half percent (17.5%) of:

19.1.3.1 the consideration received by ViraGenics or any Associated Company from the assignation, transfer, sale or disposal of all or any part of the Existing Intellectual Property and/or Foreground Intellectual Property where the Existing Intellectual Property and/or Foreground Intellectual Property is being sold in isolation; or

19.1.3.2 the relevant proportion of the consideration received by ViraGenics or any Associated Company from the assignation, transfer, sale or disposal of all or any part of the Existing Intellectual Property and/or Foreground Intellectual Property where the disposal or sale of the Existing Intellectual Property and/or Foreground Intellectual Property is part of a larger commercial transaction and/or asset sale.

19.2 For the avoidance of doubt, royalties shall become payable by ViraGenics under clause 19.1 of this Agreement in respect of each Product and/or Service:

19.2.1 sold - when ViraGenics or any Associated Company has received payment;

19.2.2 lent, leased, let or hired or sold on hire purchase - when ViraGenics or any Associated Company has received payment from the borrower, lessor, lessee or hirer, as the case may be;

19.2.3 disposed of by ViraGenics or any Associated Company to any person otherwise than in accordance with sub-clauses 19.2.1 and 19.2.2, when ViraGenics or any Associated Company has received payment from such person; and

19.2.4 put into use by ViraGenics or an Associated Company on behalf of a third party for value - immediately on receipt of such value.


19.3 In the event that ViraGenics should be in receipt of funds pursuant to clause 19.1 but shall have failed to make payment of the royalties referred to in clause 19.1 in accordance with the provisions of clause 21.1 then, notwithstanding ViraGenics' failure to pay, the Institute shall have the rights described under clause 19.4 and 19.5 and elsewhere in this Agreement (in addition to any other remedies available under contract or in law) and the Agreement shall remain in full force and effect.

19.4              At such time, if any, that ViraGenics defaults under clause
                  21.1 in the payment of its royalty obligations to the Institute under clauses 19.1.1, 19.1.2 and/or 19.1.3 :-

19.4.1 ViraGenics shall deposit (i) 100% of the Net Invoice Price received by ViraGenics or any Associated Company in connection with which the Institute is entitled to a royalty payment under clause 19.1.1 and (ii) the gross amount received by ViraGenics or any Associated Company in connection with which the Institute is entitled to a royalty payment under clause
                  19.1.2 and (iii) 100% of the consideration received by ViraGenics or any Associated Company in connection with which the Institute is entitled to a royalty payment under clause 19.1.3, into a bank account in the name of the Institute notified by the Institute to Viragenics ("the Institute Account") until such time as the amount of all royalty payments due to the Institute under clause 19.1(together with any interest due in terms of clause 20.3) has been paid in full ; and

19.4.2 ViraGenics, or the Institute as authorised representative of ViraGenics, shall contact customers and/or licensees of ViraGenics or any Associated Company to ensure payments due to ViraGenics or any Associated Company by such customers and/or licensees are made into the Institute Account.


19.5 For the avoidance of doubt, the provisions of this clause 19.4 shall apply to any subsequent defaults by ViraGenics in the payment of its royalty obligations to the Institute under clauses 19.1.1, 19.1.2 and/or 19.1.3.


19.6 ViraGenics and the Institute agree to take any and all further required actions, and enter into such further documents as may be necessary in order to effectuate the intent of clause 19.4.

20.               TAXATION

20.1              All sums due under this Agreement:

20.1.1 are exclusive of any value added tax (or similar sales tax) which shall be payable in addition by ViraGenics on the rendering by the Institute of any appropriate value added tax or other invoice and, provided always that the Institute has promptly provided ViraGenics with all relevant invoices, ViraGenics shall pay any costs, interest and penalties due by reason of late payment of any such value added tax (or similar sales tax);

20.1.2 shall be made in full without deduction of taxes charges and other duties (including any withholding or other income taxes) that may be imposed except where ViraGenics is required by law to make such deduction or withholding, in which event ViraGenics shall:

20.1.2.1 ensure that the deduction or withholding does not exceed the minimum amount legally required;

20.1.2.2 forthwith pay to the Institute such additional amount as shall result in the net amount received by the Institute being equal to the amount which would have been received by the Institute had no such deduction or withholding been made ;

20.1.2.3 pay to the applicable taxation or other authorities within the period for payment permitted by law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this sub-clause);

20.1.2.4 furnish to the Institute, within the period for payment permitted by law, either (a) an official receipt of the applicable taxation or other authorities for all amounts deducted or withheld as aforesaid or (b) if such receipts are not issued by the taxation or other authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

20.1.2.5 co-operate in all respects necessary to permit the Institute to take advantage of such double taxation agreements as may be available.

20.2 If any stamp taxes, registration taxes, turnover taxes, or other taxes, duties or governmental charges are levied on this Agreement by reason of its execution or performance, other than those identified in clause 20.1 above, it shall be the responsibility of ViraGenics to pay all such taxes when due, provided always that the Institute shall provide ViraGenics with all reasonable assistance in relation to the same. Such taxes shall be in addition to other amounts payable by ViraGenics and shall not be set off against any of the amounts due to the Institute under this Agreement.

20.3 ViraGenics agrees to release and indemnify the Institute from and against all liability of whatever nature arising directly out of ViraGenics' failure duly and timeously to pay and discharge any of the above-mentioned taxes. The Institute shall notify ViraGenics of any such claim and ViraGenics shall control any defence arising from any such claim, provided always that the Institute has provided ViraGenics with assistance in all material respects.

21.               OTHER PROVISIONS RELATING TO PAYMENT

21.1 Royalties arising under this Agreement shall be paid in sterling within thirty (30) days of the end of each successive quarterly period of three months commencing on 1 March, 1 June, 1 September, and 1 December in every year to the credit of a bank account to be designated in writing by the Institute.

21.2 In the event of any delay in effecting payments due under this Agreement by the due date specified ViraGenics shall pay to the Institute interest (calculated on a daily basis) on the overdue payment from the date such payment was due to the date of actual payment at a rate of three per cent (3%) above the base lending rate of Bank of Scotland from time to time.

21.3 At the same time as payment of any royalties under this Agreement falls due ViraGenics shall submit or cause to be submitted to the Institute a statement in writing recording the calculation of royalty payable under this Agreement; in particular:

21.3.1 the number of Products and/or Services which have been Supplied during the previous quarter;

21.3.2 the Net Invoice Price of each Product and/or Service Supplied during the previous quarter;

21.3.3 the gross income received by ViraGenics from any licences granted in accordance with clause 13; and

21.3.4 the amount of royalties due and payable and the amount of any tax deductible or due to be deducted.

21.4 ViraGenics shall keep proper records and books of account showing the description and price of Products and/or Services Supplied under this Agreement and of the amounts received from any licensees appointed in accordance with this Agreement and such records shall, upon receipt by ViraGenics of reasonable notice from the Institute, be open to inspection by the Institute or its duly authorised agent or representative who shall be entitled to take copies of or extracts from the same. In the event that such inspection or audit should reveal an underpayment in the royalties paid from those payable under this Agreement, ViraGenics shall immediately make up any shortfall and in the event the examination determines an underpayment of 3% or more relative to payments due the Institute, then all costs of the examination shall be paid by ViraGenics otherwise the Institute shall bear its own costs. In the event of any dispute arising in relation to such audit, the matter shall be referred to an independent auditor, chosen by agreement between the Parties or, failing such agreement within twenty one (21) days at the request of either Party, nominated by the President from time to time of the Institute of Chartered Accountants in Scotland, whose decision shall be final. If a dispute shall arise in relation to an audit, the costs of the independent audit shall be borne by the Party who falsely asserts that the royalty payments are correct/incorrect. In any event, the number of audits shall be restricted to one audit per annum.

21.5 The provisions of this clause 21 shall continue to apply notwithstanding termination or expiry of this Agreement until the settlement of all subsisting claims of the Institute.

21.6 A certificate signed by an independent auditor shall be sufficient to fix and ascertain any sums due by ViraGenics under this Agreement and shall be conclusive of the amount due, subject to the dispute resolution mechanism in clause 21.4.

22.               WARRANTIES

22.1 Each Party represents and warrants to the other Party that as at the Effective Date:-

22.1.1 it has the power and authority to enter into and perform its obligations under this Agreement and that this Agreement constitutes a legally valid, binding and enforceable obligation (subject to remedies provided by law) of the Parties;

22.1.2            this Agreement does not and will not:-


                  (a) contravene any of its law or regulation, directive or judgement; or


                  (b) result in any actual or potential breach of or default under any obligation, agreement or instrument to which it is a Party or by which it is bound or which it requires to carry on business; or


                  (c) contravene any provision of its Party's memorandum and articles of association and/or statutes and/or constitutional documents.

22.1.3 there is no event which with the giving of notice or lapse of time may constitute a breach of this Agreement;

22.1.4 no order has been made, petition presented or resolution passed for the its winding up and no meeting has been convened for the purpose of its winding up, no steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of its assets; it has not made or proposed any arrangement or composition with its creditors or any class of its creditors; it is not insolvent, unable to pay its debts within the meaning of the insolvency legislation applicable it and it has not stopped paying its debts as they fall due; no unsatisfied judgement is outstanding against it and no event analogous to any of the foregoing has occurred in any jurisdiction;

22.1.5 there are no pending, or to its knowledge (after due and careful enquiry), threatened actions or legal proceedings affecting either Party which may have a material adverse effect on its business, assets or financial condition;

22.1.6 it is not in breach of or in default under any agreement or obligation relating to financial indebtedness.

22.2              Viragen undertakes to the Institute that:-

22.2.1 so long as any sums or obligations are outstanding due to late payment under this Agreement, Viragen will, subject always to the confidentiality provisions set out in clause 10, provide the Institute with such financial and other reasonable information concerning Viragen's business, assets and affairs as the Institute may reasonably require and not available to the Institute as disclosed in Viragen's audited accounts including, but without limitation, quarterly management accounts which will be delivered to the Institute promptly and in any event not later than 10 days after the date of filing of reports with the Securities and Exchange Commission for each financial quarter of Viragen and annual audited accounts to be delivered to the Institute not later than sixty days after the financial year end of Viragen; and

22.2.2 all current and future mortgages, charges, securities or other encumbrances or security arrangements of Viragen are or shall be contained in the annual audited accounts of Viragen.

22.3              The Institute warrants to ViraGenics that as at the Effective
                  Date:-

22.3.1 there is no actual or, to the best of its knowledge or belief, threatened infringement of, or other proceedings relating to, the Institute's Background Intellectual Property or the Institute's Patent;

22.3.2 the Institute's Background Intellectual Property does not, to the best of its knowledge and belief, infringe the rights of any third party;

22.3.3 it has not made any disclosure of any Confidential Information to any third party; and

22.3.4 no publications, other than those specifically agreed to by ViraGenics prior to the Effective Date have been made.

22.4              ViraGenics warrants to the Institute that as at the Effective
                  Date:-

22.4.1 ViraGenics' Background Intellectual Property does not, to the best of its knowledge and belief, infringe the rights of any third party; and

22.4.2 there is no actual or, to the best of its knowledge or belief, threatened infringement of, or other proceedings relating to, ViraGenics' Background Intellectual Property.

22.5 Each Party warrants to the other Parties that it has the full power and authority to grant the various licences to the relevant Party or Parties as the case may be under this Agreement.

23.               GUARANTEE

23.1              Viragen hereby:-

23.1.1 guarantees to the Institute the due and punctual performance by ViraGenics of all its obligations contained in this Agreement; and

23.1.2 undertakes to indemnify and keep the Institute indemnified from and against any loss, damage, liability, losses, claims, demands and expenses (including without limitation, all legal and other professional fees and expenses), which may be sustained or suffered by the Institute as a direct result of any failure of ViraGenics to perform its obligations under this Agreement.

23.2 The liability of Viragen hereunder shall be as principal obligant and not merely as guarantor and shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate Viragen from its obligations under this Agreement, including without limitation, any time, indulgence, waiver or concession granted by the Institute to ViraGenics.

24.               TERMINATION

24.1 This Agreement may be terminated by the Institute, by serving upon ViraGenics ninety (90) days prior written notice of its intention so to terminate, in the event of a failure by ViraGenics to meet its payment obligations in respect of the Project Costs.

24.2 Subject to clause 25.3 and save in relation to clauses 0 and 24.1, this Agreement may be terminated by the Institute by serving written notice on ViraGenics in the event that ViraGenics fails to observe or perform any terms or conditions on its part under this Agreement which failure is not remedied within ninety (90) days.

24.3 If the Institute fails to observe or perform any terms or conditions on its part under this Agreement ViraGenics may, if such failure to observe or perform shall not be remedied within ninety (90) days terminate the Project, in which event ViraGenics shall own the Foreground Intellectual Property and the Agreement shall remain in full force and effect.

24.4 This Agreement may be terminated immediately by the Institute by serving written notice upon ViraGenics in the event that:-

24.4.1 an order is made or a resolution is passed for the winding-up of Viragen except in the case of a voluntary winding-up for the purposes of a scheme of reconstruction or amalgamation; or

24.4.2 an administration order is made, or a petition for such an order is presented, in respect of Viragen; or

24.4.3 a receiver (or administrative receiver) is appointed in respect of Viragen over all of its assets; or

24.4.4            Viragen ceases to carry on business; or

24.4.5 any voluntary arrangement is proposed under section 1 of the Insolvency Act 1986 or US equivalent in respect of Viragen; or

24.4.6 ViraGenics challenges the validity or contests the ownership of the Institute's Patents or the Institute's Background Intellectual Property.

24.5 This Agreement may be terminated immediately by ViraGenics by serving written notice upon the Institute in the event that:-

24.5.1 an order is made or a resolution is passed for the winding-up of the Institute except in the case of a voluntary winding-up for the purposes of a scheme of reconstruction or amalgamation the terms of which have been previously approved in writing by both Parties; or

24.5.2 an administration order is made, or a petition for such an order is presented, in respect of the Institute; or

24.5.3 a receiver (or administrative receiver) is appointed in respect of the Institute over all of its assets; or

24.5.4            the Institute ceases to carry on business; or

24.5.5 any voluntary arrangement is proposed under section 1 of the Insolvency Act 1986 in respect of the Institute; or

24.5.6 the Institute challenging the validity or contesting the ownership of ViraGenics' Background Intellectual Property or the Foreground Intellectual Property.

24.6 This Agreement may be terminated immediately by the agreement of all of the Parties to this Agreement in the event that such Parties, acting reasonably and in good faith, agree that the Project is unviable and subject to the Parties having reached agreement as to the consequences of termination.

25.               CONSEQUENCES OF TERMINATION OF THE AGREEMENT

25.1 In the event of receipt by ViraGenics of the notice referred to in clause 24.1, the Foreground Intellectual Property shall be owned by ViraGenics and the licences of the Institute's Patent and the Institute's Background Intellectual Property granted by the Institute to ViraGenics pursuant to clauses
                  13.1 and 13.2 shall remain in full force and effect until expiry of the ninety (90) day notice period.

25.2 If following expiry of the notice period referred to in clause 24.1, ViraGenics:

25.2.1 has failed to pay to the Institute the remainder of the Project Costs outstanding at the date of service of said notice then the Institute shall own the Foreground Intellectual Property, the Agreement shall terminate and the provisions of clause 25.7 shall apply; or

25.2.2 has made payment to the Institute of the remainder of the Project Costs:


                  (a) ViraGenics shall own the Foreground Intellectual Property; and


                  (b)      the Agreement shall remain in full force and effect.

25.3 In the event of termination of the Agreement by the Institute pursuant to clause 24.2:

25.3.1 during the Project Period, the Institute shall own the Foreground Intellectual Property, and provided that ViraGenics pays to the Institute the remainder of the Project Costs outstanding at the date of such termination, the licences of the Institute's Patent and the Institute's Background Intellectual Property granted by the Institute to ViraGenics pursuant to clauses 13.1 and 13.2 shall remain in full force and effect and in addition clause 1 (Interpretation), clause
                  2.2 (Royalties), clause 7.7 (Project Work), clause 8.4 (Project Reporting), clause 10 (Confidentiality), clause 15 (Licensing and Sub-licensing), clause 16 (ViraGenics' obligations under the licences), clause 17 (Patent Infringement), clause 18 (Maintenance of Institute Patent), clause 19 (Royalties, except that section of clause 0 which provides that the Agreement shall continue in full force and effect), clause 20 (Taxation), clause 21 (Other provisions relating to payment), clause 23 (Guarantee), clause 27 (Notices), clause 36.1 (Further Assurances) and clause 41 (Governing Law) shall also remain in full force and effect; or

25.3.2 following expiry of the Project Period and subject to breach by ViraGenics of clauses 30.1.2 and 31.1.2, the Foreground Intellectual Property shall belong to ViraGenics but for the avoidance of doubt the licences of the Institute's Patent and the Institute's Background Intellectual Property granted by the Institute to ViraGenics pursuant to clauses 13.1 and 13.2 shall remain in full force and effect and in addition clause 1 (Interpretation), clause 2.2 (Royalties), clause 7.7 (Project
                  Work), clause 8.4 (Project Reporting), clause 10 (Confidentiality), clause 15 (Licensing and Sub-licensing), clause 16 (ViraGenics' obligations under the licences), clause 17 (Patent Infringement), clause 18 (Maintenance of Institute Patent), clause (Royalties, except that section of clause 0 which provides that the Agreement shall continue in full force and effect), clause 20 (Taxation), clause 21 (Other provisions relating to payment), clause 23 (Guarantee), clause 27 (Notices), clause 36.1 (Further Assurances) and clause 41 (Governing Law) shall also remain in full force and effect.

25.4 In the event of termination of this Agreement by the Institute, in the event of breach by ViraGenics of either of clauses 30.1.2 or 31.1.2 referred to in clause 25.3.2, the Foreground Intellectual Property shall belong to the Institute but for the avoidance of doubt the licences of the Institute's Patent and the Institute's Background Intellectual Property granted by the Institute to ViraGenics pursuant to clauses

                  13.1 and 13.2 shall remain in full force and effect and in addition clause 1 (Interpretation), clause 2.2 (Royalties), clause 7.7 (Project Work), clause 8.4 (Project Reporting), clause 10 (Confidentiality), clause 15 (Licensing and Sub-licensing), clause 16 (ViraGenics' obligations under the licences), clause 17 (Patent Infringement), clause 18 (Maintenance of Institute Patent), clause 19 (Royalties, except that section of clause 0 which provides that the Agreement shall continue in full force and effect), clause 20 (Taxation), clause 21 (Other provisions relating to payment), clause 23 (Guarantee), clause 27 (Notices), clause 36.1 (Further Assurances) and clause 41 (Governing Law) shall also remain in full force and effect.

25.5 In the event of termination of the Agreement by the Institute pursuant to clause 24.4 :

25.5.1 if termination occurs during the Project Period, then provided always that ViraGenics pays to the Institute the remainder of the Project Costs outstanding at the date of such termination, ViraGenics shall own the Foreground Intellectual Property; or

25.5.2 if termination occurs following expiry of the Project Period, ViraGenics shall own the Foreground Intellectual Property;

25.5.3 clause 19 (Royalties, except that section of clause 19.3 which provides the Agreement shall continue in full force and effect) shall remain in full force and effect; and

25.5.4            the provisions of clause 25.7 shall apply.

25.6 In the event of termination of the Agreement by ViraGenics pursuant to clause 24.5 both prior to or following expiry of the Project Period:

25.6.1 the Foreground Intellectual Property shall belong to ViraGenics; and

25.6.2 the licences of the Institute's Patent and the Institute's Background Intellectual Property granted by the Institute to ViraGenics pursuant to clauses 13.1 and 13.2 shall remain in full force and effect and in addition clause 1 (Interpretation), clause 10 (Confidentiality), clause 15 (Licensing and Sub-licensing), clause 16 (ViraGenics' obligations under the licences), clause 17 (Patent Infringement), clause 18 (Maintenance of Institute Patent) clause 19 (Royalties, except that section of clause 19.3 which provides the Agreement shall continue in full force and effect), clause 20 (Taxation) clause 21 (Other Provisions relating to payment), clause 23 (Guarantee) , clause 27 (Notices), clause 36.1 (Further Assurances) and clause 41 (Governing Law) shall also remain in full force and effect.

25.7 In the event of termination of this Agreement whereby ViraGenics no longer has a licence to the Institute's Patent and the Institute's Background Intellectual Property:

25.7.1 ViraGenics shall be entitled to Supply any stock of the Products manufactured, or provide any Services requested, prior to the date of termination, but shall not be entitled to manufacture any further Products utilising the Institute's Background Intellectual Property and/or the Institute's Patent;

25.7.2 Any outstanding sums due to the Institute shall immediately become due and payable and ViraGenics shall also remain due to pay to the Institute any sums which subsequently accrue as a consequence of clause 25.7.1;

25.7.3 each Party shall return to the other Parties any Confidential Information received from any other Party in the course of this Agreement and all copies of such material to the extent such remains confidential;

25.7.4 any sub-licences of the Foreground Intellectual Property granted by the Institute pursuant to clause 11.2 shall automatically terminate;

25.7.5 all rights and licences granted in favour of the Institute or ViraGenics under this Agreement shall cease except and to the extent expressly provided otherwise under the terms of this Agreement;

25.7.6 ViraGenics shall co-operate with the Institute in the cancellation of all or any licences registered with the relevant Patent Offices pursuant to this Agreement, and shall execute any and all such documents and do acts and things as may be reasonably required in such connection; and

25.7.7 clause 1 (Interpretation), clause 10 (Confidentiality), clause 15.1.2, clause 16.4, clause 20 (Taxation), clause 21 (Other provisions relating to payment), this clause 25.7 and clause 41 (Governing Law) shall remain in full force effect notwithstanding termination of the Agreement.

25.8              In the event of termination of the Project pursuant to clauses
                  5.2 or 7.3 the Foreground Intellectual Property shall belong to ViraGenics and the Agreement shall remain in full force and effect.

25.9 Where the resultant effect of the provisions of clause 25 is that the Institute is the owner of the Foreground Intellectual Property, ViraGenics shall, at the Institute's reasonable request, execute all such documents and do such acts as may be necessary to prove, give effect to or confirm the title of the Institute to the Foreground Intellectual Property.

25.10 Termination of this Agreement shall not affect any rights or obligations of either Party which have accrued prior to the date of termination and all provisions which are expressed to or by implication survive the termination of this Agreement shall remain in full force and effect.

26.               FORCE MAJEURE

26.1 No Party shall be liable for any delay in performing or for failure to perform its obligations hereunder if the delay or failure results from any cause or circumstance occasioned by any act of God, fire, act of government or state, war, civil commotion, insurrection, embargo or other cause beyond the control of that Party ("an event of force majeure"), provided the same arises without fault, omission or negligence of such Party. If in the event force majeure occurs, the date(s) for performance of the obligation affected shall be postponed for as long as is made necessary by the event of force majeure, provided that if any event of force majeure continues for a period of or exceeding six (6) months, the aggrieved Party shall have the right in its sole discretion to terminate this Agreement forthwith by written notice to the other Party. Each Party shall use its reasonable endeavours to minimise the effects of an event of force majeure.

26.2              In the event that the aggrieved Party referred to in clause
                  26.1 is ViraGenics:

26.2.1 the licences of the Institute's Patent and the Institute's Background Intellectual Property granted by the Institute to ViraGenics pursuant to clauses 13.1 and 13.2 shall remain in full force and effect;

26.2.2 all Foreground Intellectual Property generated to the date of said termination shall belong to ViraGenics;

26.2.3 ViraGenics shall observe its payment obligations pursuant to clause 19; and

26.2.4 clause 1 (Interpretation), clause 2.2, clause 7.7 (Project work), clause 8.4 (Project Reporting), clause 10 (Confidentiality), clause 15 (Licensing and sub-licensing), clause 16 (ViraGenics' Obligations under the licence), clause 17 (Patent Infringement), clause 18 (Maintenance of Institute Patent), clause 20 (Taxation), clause 21 (Other Provisions relating to Payment), clause 23 (Guarantee), clause 27 (Notices), clause 36.1 (Further Assurances) and clause 41 (Governing Law) shall also remain in full force and effect.

26.3              In the event that the aggrieved Party referred to in clause
                  26.1 is the Institute:

26.3.1 ViraGenics shall have a period of twelve (12) months from the date the event of force majeure occurs in which to find a commercial third party to fulfil its obligations to the Institute pursuant to the provisions of this Agreement.

26.4 If ViraGenics should fail to find a commercial third party as set out in clause 26.3.1, ViraGenics shall grant to the Institute licences of the Foreground Intellectual Property and the ViraGenics' Background Intellectual Property provided always that should the Institute itself or through any licensee receive income from any such licences, the Institute undertakes to pay to ViraGenics royalties equivalent to those as set out in Clause 19.

27.               NOTICES

27.1 Notice under this Agreement shall be given by delivery by hand (upon verification of receipt), pre-paid air mail post, courier or transmitted by facsimile and addressed as follows:-

                  In the case of Institute:

                  Roslin Institute (Edinburgh)
                  Roslin
                  Edinburgh
                  Midlothian EH25 9PS

                  For the attention of:   Assistant Director (Company Secretary)


                  In the case of ViraGenics:

                  ViraGenics, Inc.
                  C/o Viragen (Scotland) Limited
                  Pentlands Science Park
                  Bush Loan
                  Penicuik
                  Midlothian
                  EH26 0PZ

                  For the attention of:   Dr Karen Jervis


                  In the case of Viragen:

                  Viragen, Inc.
                  C/o Viragen (Scotland) Limited
                  Pentlands Science Park
                  Bush Loan
                  Penicuik
                  Midlothian
                  EH26 0PZ

                  For the attention of:   Dr Karen Jervis

27.2 If a Party changes its address for notification purposes, then it shall give the other Parties prior written notice of the new address and the date on which it shall become effective.

27.3 Any notice will be deemed to be delivered if sent by personal delivery or courier upon delivery at the address of the relevant Party if sent by pre-paid airmail post fourteen (14) days after the date of posting and if sent by facsimile upon confirmation of transmission.

28.               VARIATIONS

28.1 No variation of or amendment to this Agreement shall bind any Party unless made in writing and signed by all the Parties hereto. The Parties shall at all times remain willing to discuss possible contractual variations that have been prompted by technical or other factors although no Party shall have any obligation to agree to any such variation proposed.

29.               WAIVERS

29.1 Failure by a Party to enforce or exercise, at any time or for any period, any term of this Agreement, does not constitute, and shall not be construed as, a waiver of such term and shall not affect the right later to enforce such term or any other term herein contained.

30.               ASSIGNATION

30.1 No Party may assign, transfer, sub-contract or otherwise dispose of the benefit or burden of this Agreement to a third party without the prior consent of the other Parties such consent not to be unreasonably withheld or delayed save that:-

30.1.1 the Institute may assign the benefit and burden of this Agreement to any wholly owned subsidiary of the Institute provided always that the Institute undertakes to guarantee the complete performance of the Institute's obligations pursuant to this Agreement by any such wholly owned subsidiary of the Institute; and

30.1.2 ViraGenics and/or Viragen may assign the benefit and burden of this Agreement in connection with the disposal of all its assets whether by way of sale, merger or other corporate re-organisation provided in so doing ViraGenics or Viragen as the case may be shall impose at the date of such disposal and provide to the Institute a binding and effective continuing contractual obligation on the assignee in favour of ViraGenics or Viragen and the Institute to prohibit the assignee from using the Institute's Background Intellectual Property, ViraGenics' Existing Intellectual Property, the Foreground Intellectual Property and/or the Institute's Patent to provide any Products and/or Services or carry out experiments or research using the same in any country within the Territory which are illegal under the laws of the United States of America and/or the United Kingdom of Great Britain and Northern Ireland as at the date on which the Products and/or Services are provided or which the experiments are carried out or the research is conducted. Receipt by the Institute from ViraGenics or Viragen as the case may be of confirmation in terms satisfactory to the Institute pursuant to this clause
                  30.1.2 shall discharge ViraGenics or Viragen as the case may be from any further obligation in respect of this clause.

31.               CHANGE OF CONTROL

31.1 If at any time control (as defined in Section 840 of the Income and Corporation Taxes Act 1988) of ViraGenics is acquired by any person or group of connected persons not having control of ViraGenics at the date of this Agreement, ViraGenics shall:

31.1.1 give immediate notice to the Institute identifying that person or group of connected persons; and

31.1.2 following said change of control, undertake not to use the Institute's Background Intellectual Property, ViraGenics' Existing Intellectual Property, the Foreground Intellectual Property and/or the Institute's Patent to provide any Products and/or Services or carry out experiments or research using the same in any country within the Territory which are illegal under the laws of the United States and/or the United Kingdom of Great Britain and Northern Ireland as at the date on which the Products and/or Services are provided or which the experiments are carried out or the research is conducted. Receipt by the Institute from ViraGenics of such an undertaking in terms satisfactory to the Institute pursuant to this clause 31.1.2 shall discharge Viragen from any further obligation in respect of this clause.

31.2 Notwithstanding termination of this Agreement pursuant to clause 24.2, the licence, rights and obligations referred to in clause 11.2 of this Agreement shall remain in full force and effect.

31.3              If the Institute should:-

31.3.1            agree to the change of control referred to in clause 31.1; and

31.3.2            receive an undertaking referred to in clause 31.1.2,

                  the rights conferred on and the indemnity given to the Institute by Viragen, and the obligations and liabilities of Viragen, pursuant to clause 23 shall terminate with effect from the date of change of control save for any loss suffered by the Institute after the date of change of control but relating to any failure of ViraGenics to perform its obligations under this Agreement prior to the date of change of control which shall continue to be guaranteed and indemnified by Viragen under clause 23.

32.               ENTIRE AGREEMENT

32.1 This Agreement together with the Spur Agreement constitutes the entire Agreement and understanding between the Parties with respect to the subject matter hereof and supersedes the Old DLCA, the Transfer Agreement and any other prior agreement, understanding or arrangement between the Parties, whether oral or in writing. No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations between the Parties prior to this Agreement except as expressly stated in this Agreement. No Party shall have any remedy in respect of any untrue statement made to it upon which it has relied in entering into this Agreement (unless such untrue statement was made fraudulently) and that Party's only remedy shall be for breach of contract as provided in this Agreement.

32.2              It is agreed by the Parties that :

32.2.1 the terms of this Agreement shall modify and supplement the terms of the Spur Agreement and that the entire agreement among the Parties for the purposes of clause 7 of the Spur Agreement shall comprise this Agreement and the Spur Agreement; and

32.2.2 the amendments to the Spur Agreement contained in this Agreement are effective for the purposes of clause 6.3.1 of the Spur Agreement, otherwise the Spur Agreement shall remain in full force and effect in accordance with its terms. In the event of any conflict between this Agreement and the Spur Agreement, this Agreement shall prevail.

33.               SEVERABILITY

33.1 The invalidity or unenforceability of any term of or any right arising pursuant to this Agreement shall not adversely affect the validity or enforceability of the remaining terms and rights.

34.               SURVIVAL

34.1 Provisions of this Agreement which either are expressed to survive its termination or from their nature or context it is contemplated that they are to survive such termination shall remain in full force and effect notwithstanding such termination. Any successor or assignee of a Party's interest shall expressly assume in writing the performance of all the terms and conditions of the Agreement to be performed by said Party and such assignation shall not relieve the assignor of any of its obligations under this Agreement.

35.               ENTICEMENT

35.1 The parties undertake that they shall not without the other parties' prior written consent either during or after expiry or termination of this Agreement for any reason engage, employ or otherwise solicit for employment any person who during the continuance of this Agreement was an employee or engaged by or on behalf of the other Parties.

36.               FURTHER ASSURANCES

36.1 The Parties shall do and execute all such further acts and things as are reasonably required to give full effect to the rights given and the transactions contemplated by this Agreement.

36.2 The Institute shall use its reasonable endeavours to cooperate with ViraGenics to obtain any additional licences from Geron Corporation required to exploit the Products and/or Services in the Field.

37.               ANNOUNCEMENTS

37.1 The Parties agree that upon entering this Agreement they shall issue a joint press release concerning this Agreement the timing, content, wording and distribution of which shall be agreed in writing by the Parties. ViraGenics shall in advance of any disclosure of any document or the like falling with the exceptions of clause 10.3.4, and in particular, before filing any document or the like in connection with this Agreement with the Securities and Exchange Commission, provide a copy thereof to the Institute and take into account the Institute's reasonable comments thereon.

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

37.2 The Institute shall, at ViraGenics' cost, provide all reasonable assistance and co-operation to ViraGenics on scientific issues relating to all investor and public relations undertaken by ViraGenics in relation to the Project including, but not limited to, interviews, press releases and scientific meetings but subject always to the availability of representatives of the Institute.

38.               PUBLICITY

38.1 ViraGenics will not use the name of the Institute, or any member of the Institute's Project staff, including the Project Director, in any publicity, advertising or news release without the prior written approval of the Institute and for such purposes, amongst others, the Project Director may give such approval. The Institute will not use the name of ViraGenics, or any employee of ViraGenics, in any publicity without the prior written approval of ViraGenics. The Parties shall agree the wording of any publicity, advertising or news release.

39.               COSTS

39.1 ViraGenics shall meet the Institute's reasonable costs (including legal fees and expenses) associated with the Parties entering into this Agreement up to a limit of (pound)1,400 plus VAT.

40.               POULTRY FACILITY

40.1 If ViraGenics or any Associated Company plans to construct a new biopharmaceutical facility for CGMP poultry production ("a Poultry Facility") then the Institute shall be notified accordingly and the Institute shall be invited to tender for the Poultry Facility to be located at the Institute's premises. Alternatively, if ViraGenics or any Associated Company becomes aware that a third party with whom it has dealings is intending to construct a Poultry Facility then ViraGenics shall use all reasonable endeavours to ensure that the Institute is invited to tender for the Poultry Facility to be located at the Institute's premises.

41.               GOVERNING LAW

41.1 This Agreement shall be governed by and construed in accordance with the law of Scotland and the Parties hereby submit to the non exclusive jurisdiction of the Scottish courts provided that the grant of the security interest in clause 19.4, and the perfection, performance, rights and remedies thereunder shall be additionally governed by the appropriate state and federal law of the United States:


IN WITNESS WHEREOF these presents consisting of this and preceding 39 pages together with the Schedule in five parts are executed as follows:-


Subscribed for and on behalf of                 Subscribed for and on behalf of
ROSLIN INSTITUTE (EDINBURGH)                    VIRAGENICS INC
at Roslin                                       at 865 SW 78th Avenue, Suite 100
                                                Plantation, FL  333324

on   March 4, 2004                              on  March 2, 2004
     -------------                                  -------------

by   /s/ John Withers                           by /s/ Dennis W. Healey
     ------------------                            --------------------

Company Secretary                               DIRECTOR
-----------------                               --------
Title                                           Title

John Withers                                    Dennis W. Healey
---------------                                 ------------------
Full Name                                       Full Name

before the following witness:-                  before the following witness:-

/s/ Frances Burgess                             /s/ Margarida C. Parenti
----------------------                          ------------------------
Witness                                         Witness

Frances Burgess                                 Margarida C. Parenti
----------------------                          --------------------
Full Name                                       Full Name

Subscribed for and on behalf of

VIRAGEN INC
at 865 SW 78th Avenue, Suite 100
Plantation, FL 333324

on  March 2, 2004
    -------------

by /s/ Dennis W. Healey
   --------------------
Chief Financial Officer
-----------------------
Title

Dennis W. Healey
----------------
Full Name

before the following witness:-

/s/ Margarida C. Parenti
------------------------
Witness

Margarida C. Parenti
--------------------
Full Name